Exhibit 99.1
July 19, 2022

Fellow shareholders,

Q2 was better-than-expected on membership growth, and foreign exchange was worse-than-expected (stronger US dollar), resulting in 9% revenue growth (13% constant currency). Our challenge and opportunity is to accelerate our revenue and membership growth by continuing to improve our product, content, and marketing as we’ve done for the last 25 years, and to better monetize our big audience. We’re in a position of strength given our $30 billion-plus in revenue, $6 billion in operating profit last year, growing free cash flow and a strong balance sheet. Our summary results and forecast are below.

(in millions except per share data)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22 Forecast
Revenue	$7,342	$7,483	$7,709	$7,868	$7,970	$7,838
Y/Y % Growth	19.4%	16.3%	16.0%	9.8%	8.6%	4.7%
Operating Income	$1,848	$1,755	$632	$1,972	$1,578	$1,255
Operating Margin	25.2%	23.5%	8.2%	25.1%	19.8%	16.0%
Net Income	$1,353	$1,449	$607	$1,597	$1,441	$961
Diluted EPS	$2.97	$3.19	$1.33	$3.53	$3.20	$2.14

Global Streaming Paid Memberships	209.18	213.56	221.84	221.64	220.67	221.67
Y/Y % Growth	8.4%	9.4%	8.9%	6.7%	5.5%	3.8%
Global Streaming Paid Net Additions	1.54	4.38	8.28	(0.20)	(0.97)	1.00

Net cash provided by (used in) operating activities	$(64)	$82	$(403)	$923	$103
Free Cash Flow*	$(175)	$(106)	$(569)	$802	$13
Shares (FD)	455.1	454.9	455.8	453.0	450.2

Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

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Q2 Results
Revenue in Q2 grew 9% year over year (or 13% excluding a -$339 million foreign currency impact), driven by a 6% and 2% increase in average paid memberships and ARM1, respectively. Excluding the impact of foreign exchange (F/X), ARM rose 7% year over year. The appreciation of the US dollar (USD) vs. most other currencies since our April earnings report was the primary reason for the variance to our revenue guidance forecast. We slightly under-forecasted global paid net adds in Q2 (-1.0m vs. -2.0m forecast and compared to +1.5m in the year ago quarter).

•In APAC, revenue grew 23% year over year, excluding F/X. At over $900 million of revenue, APAC is approaching the size of our LATAM business. We added 1.1m paid memberships in the region (vs. 1.0m last Q2). ARM in APAC was -2% year over year on a F/X neutral basis, due to the impact from our price decrease in India last December as well as plan mix, which was partially offset by higher ARM in Korea and Australia. Excluding India, APAC ARM grew 4% year over year on a constant currency basis.
•Excluding F/X, EMEA revenue and ARM increased 13% and 6% year over year, respectively, while paid net additions totaled -0.8m vs. 0.2m in the year ago quarter.
•Revenue in LATAM grew 19% year over year excluding F/X and surpassed the $1 billion quarterly mark for the first time, helped by constant currency ARM growth of 15%. Paid memberships were flat sequentially (compared to 0.8m paid net adds in Q2’21).
•In UCAN, ARM and revenue each increased 10% year over year, excluding the impact of F/X. Paid net adds were -1.3m vs. -0.4m in the year ago period. Retention improved over the course of the quarter and, while churn remains slightly elevated, it is now back near pre-price change levels.

We’ve adjusted our cost structure for our current rate of revenue growth. This resulted in approximately $70 million of severance costs and an $80m non-cash impairment of certain real estate leases primarily related to rightsizing our office footprint. Excluding these items totaling $150 million, and the F/X impact of the stronger US dollar since our April report, operating profit and operating margin were slightly ahead of our guidance forecast.

EPS of $3.20 vs. $2.97 a year ago exceeded our guidance forecast of $3.00 due to a $305 million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt, which is recognized below operating income in “interest and other income.” Our approximately $5 billion of Euro bonds provides us with some natural hedge against the Euro for net income, but doesn’t affect operating income. Year to date, our gain from F/X remeasurement on our Euro debt is $467 million.

Q3 Forecast
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. As always, we strive for accuracy although the current uncertain macro-economic environment leads to less-than-normal visibility.

The US dollar continues to strengthen meaningfully against most currencies at a historic pace2, with the Euro recently falling below the US dollar3 for the first time in two decades, a significant headwind for all multinational US companies. We have high exposure to this unprecedented appreciation in the USD because nearly 60% of our revenue comes from outside the US and swings in F/X have a large flow through to operating profit as most of our expenses are in USD and don’t benefit from a stronger USD.

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1 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.
2 https://www.marketwatch.com/story/the-u-s-dollar-kicked-off-2022-with-a-6-month-rampage-what-that-means-for-markets-in-the-2nd-half-11656539616
3 https://www.bbc.com/news/business-62153251

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Our Q3 revenue growth forecast of 5% translates into 12% year over year revenue growth on a constant currency basis. Similarly, excluding the impact of currency, operating profit growth would be -3% year over year (vs our forecast decline of -29%) and operating margin would be 20% (vs our forecast of 16%). As we have written in the past, over the medium term, we intend to continue to adjust our business as appropriate given the relative strength of the USD to protect our operating margin and try to avoid immediate actions that we believe could be detrimental to the business.

We forecast paid net adds for Q3 of +1.0m vs. 4.4m in the year ago quarter. We continue to expect full year 2022 operating margin of 19%-20%, excluding the unanticipated $150m of restructuring costs in Q2 noted above and the material movement in F/X from January 2022, as our guidance was set based on F/X at that time (see our Q4’21 letter4).

Content, Marketing, and Product
Last quarter, we discussed our slowing revenue growth, which we believe is the result of connected TV adoption, account sharing, competition, and macro factors such as sluggish economic growth and the impacts of the war in Ukraine.

We’ve now had more time to understand these issues, as well as how best to address them. First and foremost, we need to continue to improve all aspects of Netflix. This focus on improving our core service has served us well over the past 25 years, and remains our north star to drive continuous growth. It’s why we strive for an ever better content, marketing and product experience. Also as a pure play streaming business, we’re unencumbered by legacy revenue streams. This freedom means we can offer big movies direct-to-Netflix, without the need for extended or exclusive theatrical windows, and let members binge watch TV if they want, without having to wait for a new episode to drop each week. This focus on choice and control for members influences all aspects of our strategy, creating what we believe to be a significant long term business advantage.

Our content offering is designed to satisfy a broad range of member tastes by providing an unmatched variety and quality of titles. Our Q2 slate is emblematic of this approach, headlined by season four of Stranger Things, which returned to tremendous fan reception and was a smash hit by all measures - including an outstanding drama Emmy nomination (along with Ozark season 4 and Squid Game). In its first four weeks, Stranger Things season four generated 1.3 billion hours viewed5, making it our biggest season of English TV ever. Season four also re-ignited interest in past episodes with season one through three experiencing a greater than five-fold increase in viewing in the month after the release of season four (vs. the prior month).

Season four of Stranger Things also showcased the effectiveness of our marketing strategy in driving conversation around our titles. When we deliver shows and movies that members are talking about in large numbers, we can influence pop culture, build passion for Netflix and create an experience that is differentiated and difficult-to-replicate. For example, the show catapulted the 1985 song Running Up That Hill to the top of the music charts7. Metallica also enjoyed a return to the charts in the US and UK with their 1986 song Master of Puppets8 after being featured in the new season of Stranger Things. The cumulative Twitter volume for Stranger Things continues to outpace both Obi-Wan Kenobi and Top Gun Maverick, highlighting the big conversation around this title and reinforcing that our binge versus one week at a time release strategy drives lots of “water cooler conversation.”

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4 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
5 Hours viewed data is based on the first 28 days of release for each title; since some titles have multiple premiere dates, whether weekly or in parts, we count the 28 days from each episode premiere date in each country. For titles released less than 28 days (denoted with an asterisk), data is from launch date through July 17, 2022. We publish weekly our top titles based on hours viewed at Netflix Top 106.
6 https://top10.netflix.com/
7 https://www.yahoo.com/entertainment/kate-bush-says-whole-world-145545379.html
8 https://deadline.com/2022/07/metallica-master-of-puppets-stranger-things-uk-charts-us-billboard-1235065159/

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We also delivered a wide variety of other English language series hits in Q2, including season three of The Umbrella Academy (284m view hours*) and season one of The Lincoln Lawyer, a legal drama, which generated 277m hours viewed and has been renewed for a second season. We’ve also renewed the endearing, UK-produced young adult drama Heartstopper (67m view hours) for another two seasons. In unscripted, audiences embraced season five of Selling Sunset, which recorded 95m view hours in its first four weeks, while the debut season of marriage reality show The Ultimatum had 148m view hours.

In unscripted, we are also taking global formats and creating local versions. This quarter, we had Rhythm + Flow France, our rap competition show, which was a big local success. The winner of season one, Fresh, was formerly unknown, working in a gym. But since his appearance on the show, he has become a star with his song CHOP that he performed in the finale hitting #1 on every streaming service in France. He was also invited to the Les Ardentes music festival where he performed for an audience of 15,000 people - another example of "The Netflix Effect."

We’re making good progress in film. The basketball drama Hustle (starring Adam Sandler) was our biggest Netflix movie in Q2 (186m hours viewed) and was loved by critics and audiences alike, followed by the comedy Senior Year, starring Rebel Wilson, with 161m view hours.

We continue to invest in animated features; building off our initial titles like Over the Moon and Back to the Outback, we released The Sea Beast9 (102m hours viewed*) early in Q3 to audience and critical acclaim. Today, we announced that we will be acquiring leading animation studio Animal Logic10, with ~800 amazing people mostly in Sydney and Vancouver, which will help us accelerate the development of our animation production capabilities and reinforces our commitment to build a world-class animation studio. We’ve been partnering with Animal Logic for two years now, working on The Magician’s Elephant (directed by Wendy Rogers) and the recently announced The Shrinking of the Treehorns (directed by Ron Howard).

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9 https://www.rottentomatoes.com/m/the_sea_beast
10 https://about.netflix.com/en/news/netflix-acquisition-animal-logic

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Together, we’ll create an animation studio that will produce some of our largest animated feature films. We’ll fund the purchase from our existing cash balance. The deal is subject to certain regulatory approvals and we anticipate closing later this year.

We’re building on our lead in non-English programming. We want Netflix to be relevant to audiences all over the globe and our local language titles are a differentiator for us. We focus first on telling authentic stories for local impact, but we see that great stories can travel everywhere. Another example of this In Q2 was The Marked Heart, a Colombian series, which found a global audience and ended up in the top 10 in 81 countries around the world by its second week. Similarly, The Takedown, a French film, was in the top 10 in 91 countries around the world by its second week, again showing the power of an authentic story and our ability to serve those stories - with subtitling, dubbing, and personalized discovery - for members to enjoy around the world.

While we always have room to improve, we’re very pleased with how far we’ve come in providing so much satisfaction and enjoyment to our members. For instance, in the US, which is one of the most competitive markets in the world, we drew more TV viewing time than any other outlet11 during the 2021-22 TV season (see chart below), nearly matching the combined total of the two most watched broadcast networks. And, as Nielsen will announce on Thursday, our share of US TV viewing reached an all-time high of 7.7% in June (vs. 6.6% in June 2021), demonstrating our ability to grow our engagement share as we continue to improve our service.
Source: Nielsen12
Since our launch of a small selection of licensed mobile games last November, we’ve released new games every few weeks, with the portfolio growing to the current total of 24. The games are all intended to be accessible to broad audiences, and span several genres and categories, including racing with Asphalt Xtreme, the digital version of the irreverent card game Exploding Kittens, zombies in Into the Dead 2 and the knitting for cats in Knittens. We’ve had millions of our members play games through the
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11 https://www.hollywoodreporter.com/tv/tv-news/netflix-cbs-commanded-the-most-viewing-time-in-2021-22-1235146156/#recipient_hashed=c70b70fad53276ccf6f72cfcb8336f4eceed0dfb84d70cabf2c7471e2e0412cb&%20Ratings
12 https://www.hollywoodreporter.com/tv/tv-news/netflix-cbs-commanded-the-most-viewing-time-in-2021-22-1235146156/#recipient_hashed=c70b70fad53276ccf6f72cfcb8336f4eceed0dfb84d70cabf2c7471e2e0412cb&%20Ratings

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service and we are learning about what games work for different audiences. We’re adapting our licensing and partner-based development activities in response to these learnings. We’ve also acquired three games studios (Night School Studios, Boss Fight Studios, and Next Games) which gives us a range of expertise in multiple geographies to accelerate the buildout of our internal development capacity. We are building a solid pipeline of new games that will launch over the next several years and are excited to see our members engage with these titles.

Near Term Focus
In the near term, a key priority to re-accelerate revenue growth is to evolve and improve our monetization. In the early days of streaming, we kept our pricing very simple with just one plan level. In 2014, we introduced three price tiers to better segment demand. Going forward, we will focus on better monetizing usage through both continued optimization of our pricing and tiering structures as well as the addition of a new, lower-priced ad-supported tier.

Advertising
Our lower priced advertising-supported offering will complement our existing plans, which will remain ad-free. Our global ARM has grown at a 5% compound annual rate from 2013 to 2021, so it makes sense now to give consumers a choice for a lower priced option with advertisements, if they desire it.

We recently announced13 Microsoft as our technology and sales partner and we’re targeting to launch this tier around the early part of 2023. They are investing heavily to expand their multi-billion advertising business into premium television video, and we are thrilled to be working with such a strong global partner. We’re excited by the opportunity given the combination of our very engaged audience and high quality content, which we think will attract premium CPMs from brand advertisers.

We’ll likely start in a handful of markets where advertising spend is significant. Like most of our new initiatives, our intention is to roll it out, listen and learn, and iterate quickly to improve the offering. So, our advertising business in a few years will likely look quite different than what it looks like on day one. Over time, our hope is to create a better-than-linear-TV advertisement model that’s more seamless and relevant for consumers, and more effective for our advertising partners. While it will take some time to grow our member base for the ad tier and the associated ad revenues, over the long run, we think advertising can enable substantial incremental membership (through lower prices) and profit growth (through ad revenues).

Paid Sharing
We’re in the early stages of working to monetize the 100m+ households that are currently enjoying, but not directly paying for, Netflix. We know this will be a change for our members. As such, we have launched two different approaches14 in Latin America to learn more. Our goal is to find an easy-to-use paid sharing offering that we believe works for our members and our business that we can roll out in 2023. We’re encouraged by our early learnings and ability to convert consumers to paid sharing in Latin America.

Simplicity
At Netflix, focus remains very important to us. These initiatives - paid sharing and advertising - do introduce some additional complexity, but our approach has always been to keep our business model as simple as possible within the context of our growth objectives. In this vein, these initiatives are similar to expanding into originals, launching our service across the world, and building our own studio, each of which also increased complexity but are natural extensions intended to enhance our existing business.

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13 https://about.netflix.com/en/news/netflix-partners-with-microsoft
14 https://about.netflix.com/en/news/update-to-paid-sharing

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F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we’ll now disclose our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2022 based on F/X rates at that time), absent intra-year fluctuations in F/X (which have been substantial in 202215).

As can be seen from the table below, F/X-driven changes to our revenue have a high flow through to operating income (the operating profit impact ranges from ~75% to 80%+ of the revenue impact). This is because the bulk of our expenses don’t change with F/X fluctuations.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q2 was +$103 million vs. -$64 million in the prior year period. Free cash flow (FCF)16 in the quarter totaled +$13 million, compared with -$175 million in Q2’21. Cash declined $190m sequentially, primarily due to our Next Games acquisition ($69m) and the F/X impact on cash ($145m). As we’ve discussed previously, we are now self-funding. For the full year 2022, we expect FCF to be approximately +$1 billion, plus or minus a few hundred million dollars (assuming no material further movements in F/X).

We expect annual positive FCF going forward (with substantial growth in FCF in 2023 vs. 2022) due to our increasing revenue, solid profitability, and the successful multi-year evolution of our content model. We’re now more than a decade into transforming our service from licensed second run content to mostly Netflix originals - including more than five years into building out our internal studio to produce the majority of our original titles (60% of our net content assets on our balance sheet are Netflix-produced). We’re now through the most cash-intensive part of that transition. As a result, our cash

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15 https://www.nytimes.com/interactive/2022/07/16/business/strong-dollar.html?referringSource=articleShare
16 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

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content spend-to-content amortization expense ratio peaked at 1.6x (along with peak negative FCF of -$3.3B in 2019) and is expected to be about 1.2-1.3x in 2022 and to decline going forward, based on our current plans, which assume no material expansion into new content categories in ‘23.
Gross debt at quarter end amounted to $14.3 billion, within our targeted range of $10-$15 billion. With cash of $5.8 billion, net debt totaled $8.5 billion, or 1.3x LTM EBITDA17. Our capital structure policy remains unchanged. The first priority for our cash is to reinvest in our core business and to fund new growth opportunities like gaming, followed by selective acquisitions. We target maintaining minimum cash equivalent to roughly two months of revenue (eg, about $5.3 billion based on Q2 revenue). After meeting those needs, our intent is to return excess cash to stockholders through share repurchases.

Environmental, Social, and Governance (ESG)
At this year’s annual meeting in June, shareholders approved proposals to declassify our board, remove supermajority voting provisions in our charter and enable shareholders to call special meetings. We’ve also changed the voting standard for our directors to simple majority in uncontested elections. Our governance structure is now similar to other large cap company governance structures.

With more than one billion people living with some form of disability, we want to ensure Netflix is as accessible as possible. In Q2, we announced that we are expanding the availability of audio descriptions and subtitles for the deaf and hard of hearing to a total of 20 languages - work that recently won the prestigious Dr. Jacob Bolotin Award18. We’ve also introduced new badges for our titles that have audio descriptions and subtitles on laptop and iOS, eliminating the inconvenient need to play a title first.

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17 Defined as net debt divided by last twelve months (LTM) adjusted EBITDA (Net income before interest expense and other income/expense, income taxes, depreciation and amortization of property, plant and equipment and further adjusted to exclude other non-cash charges).
18 https://www.linkedin.com/pulse/netflix-wins-dr-jacob-bolotin-award-elisa-beniero/?trackingId=zklywCXUdyeRtNpXLOTtoA%3D%3D

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Summary
Reaccelerating our revenue growth is a big challenge. But we’ve been through hard times before. We’ve built this company to be flexible and adaptable and this will be a great test for us and our high performance culture. We’re fortunate to be in a position of strength as the leader in streaming entertainment by all metrics (revenue, engagement, subscribers, profit and free cash flow). We’re confident and optimistic about the future.

Reference
For quick reference, our eight most recent investor letters are: April 202219, January 202220, October 202121, July 202122, April 202123, January 202124, October 202025, July 202026.

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19 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q1/FINAL-Q1-22-Shareholder-Letter.pdf
20 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
21 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q3/FINAL-Q3-21-Shareholder-Letter.pdf
22 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
23 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf
24 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf
25 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q3/FINAL-Q3-20-Shareholder-Letter.pdf
26 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q2/FINAL-Q2-20-Shareholder-Letter-V3-with-Tables.pdf

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Regional Breakdown

(in millions)	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
UCAN Streaming:
Revenue	$3,235	$3,258	$3,309	$3,350	$3,538
Paid Memberships	73.95	74.02	75.22	74.58	73.28
Paid Net Additions	(0.43)	0.07	1.19	(0.64)	(1.30)
Average Revenue per Membership	$14.54	$14.68	$14.78	$14.91	$15.95
Y/Y % Growth	10%	10%	9%	5%	10%
F/X Neutral Y/Y % Growth	9%	9%	9%	5%	10%

EMEA:
Revenue	$2,400	$2,432	$2,523	$2,562	$2,457
Paid Memberships	68.70	70.50	74.04	73.73	72.97
Paid Net Additions	0.19	1.80	3.54	(0.30)	(0.77)
Average Revenue per Membership	$11.66	$11.65	$11.64	$11.56	$11.17
Y/Y % Growth	11%	7%	5%	—%	(4)%
F/X Neutral Y/Y % Growth	2%	3%	6%	6%	6%

LATAM:
Revenue	$861	$915	$964	$999	$1,030
Paid Memberships	38.66	38.99	39.96	39.61	39.62
Paid Net Additions	0.76	0.33	0.97	(0.35)	0.01
Average Revenue per Membership	$7.50	$7.86	$8.14	$8.37	$8.67
Y/Y % Growth	1%	8%	14%	13%	16%
F/X Neutral Y/Y % Growth	2%	8%	17%	20%	15%

APAC:
Revenue	$799	$834	$871	$917	$908
Paid Memberships	27.88	30.05	32.63	33.72	34.80
Paid Net Additions	1.02	2.18	2.58	1.09	1.08
Average Revenue per Membership	$9.74	$9.60	$9.26	$9.21	$8.83
Y/Y % Growth	9%	4%	(1)%	(5)%	(9)%
F/X Neutral Y/Y % Growth	1%	2%	2%	1%	(2)%

July 19, 2022 Earnings Interview, 3pm PT
Our video interview with Doug Anmuth, of JPMorgan will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to douglas.anmuth@jpmorgan.com. Reed Hastings, co-CEO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer, Spence Neumann, CFO, and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Doug’s questions.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral operating margin, free cash flow, last twelve months (“LTM”) EBITDA, and adjusted EBITDA. Management believes that free cash flow, LTM EBITDA and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral operating margin allows investors to compare our projected results to our actual results absent intra-year currency fluctuations. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending September 30, 2022; adoption and growth of internet entertainment; growth outlook and market opportunity; core strategy and business model; impact of and our response to foreign currency exchange rates; our games strategy; monetization through pricing and tiering structures; introduction of an ad-supported tier; account sharing; timing of acquisitions; impact of foreign exchange; content spend to content amortization ratio; share repurchases; global streaming paid memberships, paid net additions, membership growth and retention; consolidated revenue, revenue growth, operating income, operating margin, net income, content amortization and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of video entertainment; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; impact of the coronavirus pandemic; and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 27, 2022. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues	$7,970,141	$7,867,767	$7,341,777	$15,837,908	$14,505,059
Cost of revenues	4,690,755	4,284,705	4,018,008	8,975,460	7,886,519
Marketing	574,960	555,978	603,973	1,130,938	1,116,485
Technology and development	716,846	657,530	537,321	1,374,376	1,062,528
General and administrative	409,297	397,928	334,845	807,225	632,041
Operating income	1,578,283	1,971,626	1,847,630	3,549,909	3,807,486
Other income (expense):
Interest expense	(175,455)	(187,579)	(191,322)	(363,034)	(385,762)
Interest and other income (expense)	220,226	195,645	(62,519)	415,871	206,567
Income before income taxes	1,623,054	1,979,692	1,593,789	3,602,746	3,628,291
Provision for income taxes	(182,103)	(382,245)	(240,776)	(564,348)	(568,563)
Net income	$1,440,951	$1,597,447	$1,353,013	$3,038,398	$3,059,728

Earnings per share:
Basic	$3.24	$3.60	$3.05	$6.84	$6.90
Diluted	$3.20	$3.53	$2.97	$6.73	$6.72
Weighted-average shares of common stock outstanding:
Basic	444,557	444,146	443,159	444,352	443,192
Diluted	450,169	452,984	455,129	451,578	455,385

12

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,819,449	$6,027,804
Other current assets	2,021,329	2,042,021
Total current assets	7,840,778	8,069,825
Content assets, net	32,533,199	30,919,539
Property and equipment, net	1,361,920	1,323,453
Other non-current assets	4,615,038	4,271,846
Total assets	$46,350,935	$44,584,663
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,174,966	$4,292,967
Accounts payable	504,278	837,483
Accrued expenses and other liabilities	1,596,035	1,449,351
Deferred revenue	1,224,743	1,209,342
Short-term debt	—	699,823
Total current liabilities	7,500,022	8,488,966
Non-current content liabilities	2,989,961	3,094,213
Long-term debt	14,233,303	14,693,072
Other non-current liabilities	2,551,675	2,459,164
Total liabilities	27,274,961	28,735,415
Stockholders' equity:
Common stock	4,316,870	4,024,561
Treasury stock at cost	(824,190)	(824,190)
Accumulated other comprehensive loss	(144,476)	(40,495)
Retained earnings	15,727,770	12,689,372
Total stockholders' equity	19,075,974	15,849,248
Total liabilities and stockholders' equity	$46,350,935	$44,584,663

Supplemental Information
Total streaming content obligations*	$22,769,606	$23,161,360

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

13

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$1,440,951	$1,597,447	$1,353,013	$3,038,398	$3,059,728
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(4,687,011)	(3,584,164)	(4,096,750)	(8,271,175)	(7,381,326)
Change in content liabilities	191,228	(347,149)	(312,208)	(155,921)	(578,248)
Amortization of content assets	3,261,348	3,166,365	2,806,803	6,427,713	5,525,999
Depreciation and amortization of property, equipment and intangibles	83,505	74,602	38,434	158,107	74,175
Stock-based compensation expense	150,392	119,209	101,583	269,601	208,813
Foreign currency remeasurement loss (gain) on debt	(304,513)	(161,821)	63,074	(466,334)	(190,256)
Other non-cash items	205,374	101,968	108,103	307,342	180,760
Deferred income taxes	(115,820)	(68,906)	51,127	(184,726)	210,860
Changes in operating assets and liabilities:
Other current assets	123,399	41,157	(52,373)	164,556	(273,928)
Accounts payable	(122,048)	(215,444)	72,313	(337,492)	(65,000)
Accrued expenses and other liabilities	(238,719)	350,763	(171,430)	112,044	6,467
Deferred revenue	(10,376)	16,743	47,093	6,367	69,372
Other non-current assets and liabilities	125,040	(167,931)	(72,543)	(42,891)	(133,911)
Net cash provided by (used in) operating activities	102,750	922,839	(63,761)	1,025,589	713,505
Cash flows from investing activities:
Purchases of property and equipment	(90,018)	(121,158)	(110,278)	$(211,176)	(191,279)
Change in other assets	—	—	(1,000)	—	(5,615)
Acquisitions	(68,876)	(124,521)	—	(193,397)	—
Net cash used in investing activities	(158,894)	(245,679)	(111,278)	(404,573)	(196,894)
Cash flows from financing activities:
Repayments of debt	—	(700,000)	—	(700,000)	(500,000)
Proceeds from issuance of common stock	11,250	13,678	19,749	24,928	67,820
Repurchases of common stock	—	—	(500,022)	—	(500,022)
Net cash provided by (used in) financing activities	11,250	(686,322)	(480,273)	(675,072)	(932,202)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(145,198)	(11,448)	23,477	$(156,646)	(18,661)
Net decrease in cash, cash equivalents, and restricted cash	(190,092)	(20,610)	(631,835)	(210,702)	(434,252)
Cash, cash equivalents and restricted cash at beginning of period	6,034,501	6,055,111	8,436,453	6,055,111	8,238,870
Cash, cash equivalents and restricted cash at end of period	$5,844,409	$6,034,501	$7,804,618	$5,844,409	$7,804,618

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$102,750	$922,839	$(63,761)	$1,025,589	$713,505
Purchases of property and equipment	(90,018)	(121,158)	(110,278)	(211,176)	(191,279)
Change in other assets	—	—	(1,000)	—	(5,615)
Non-GAAP free cash flow	$12,732	$801,681	$(175,039)	$814,413	$516,611

14

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	June 30, 2022
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$1,449,071	$607,429	$1,597,447	$1,440,951	$5,094,898
Add:
Other expense (income)	94,294	80,917	(8,066)	(44,771)	122,374
Provision for income taxes	211,888	(56,576)	382,245	182,103	719,660
Depreciation and amortization of property, equipment and intangibles	70,253	63,984	74,602	83,505	292,344
Stock-based compensation expense	95,078	99,329	119,209	150,392	464,008
Adjusted EBITDA	$1,920,584	$795,083	$2,165,437	$1,812,180	$6,693,284

					As of
					June 30, 2022
Non-GAAP LTM EBITDA reconciliation:
Total debt					$14,233,303
Add: Debt issuance costs					85,374
Less: Cash and cash equivalents					(5,819,449)
Net debt					$8,499,228

LTM EBITDA (Net debt / LTM Adjusted EBITDA)					1.3

15